Filed pursuant to Rule 424(b)(4)

Registration No. 333-252895

PROSPECTUS

Up to 1,980,000 Common Shares underlying Warrants

Offered by the Selling Shareholders of

CHINA NATURAL RESOURCES, INC.

This prospectus relates to the resale, from time to time, by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the caption “Selling Shareholders,” of up to 1,980,000 of our common shares, no par value (the “Common Shares”), issuable upon exercise of certain outstanding warrants (the “Warrants”) to purchase Common Shares.

The Warrants include:

1)

the warrants (the “Unregistered Investor Warrants”) we issued to the investors pursuant to a securities purchase agreement dated January 20, 2021 (the “Securities Purchase Agreement”), to purchase up to an aggregate of 1,584,000 Common Shares at an exercise price equal to $2.35 per share, which warrants expire on January 22, 2024; and

2)

the warrant (the “Placement Agent Warrant”) we issued to the president of FT Global Capital, Inc. (“FT Global”), the placement agent in connection with the Securities Purchase Agreement, pursuant to a placement agency agreement dated January 20, 2021 (the “Placement Agency Agreement”) to purchase up to an aggregate of 396,000 Common Shares at an exercise price equal to $2.35 per share, exercisable between July 22, 2021 and July 22, 2024.

We are not selling any Common Shares under this prospectus and will not receive any proceeds from the sale of Common Shares by the Selling Shareholders. We will receive proceeds from cash exercise of the Warrants which, if exercised for cash with respect to all of the 1,980,000 Common Shares, would result in gross proceeds of $4,653,000 to us. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Common Shares.

The Selling Shareholders may sell the Common Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Common Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Common Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CHNR.” On February 5, 2021, the last reported sale price of our Common Shares on Nasdaq was $2.16 per share.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 5 of this prospectus, as well as those included in the periodic and other reports we file with the Securities and Exchange Commission before you make your investment decision.

Neither the United States Securities and Exchange Commission, any United States state securities commission, nor the British Virgin Islands Monetary Authority, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2021

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to an aggregate of 1,980,000 Common Shares issuable upon the exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, or the information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Common Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website, as described below under “Where You Can Find More Information.”

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” the “Company,” and “our” refer to China Natural Resources, Inc., a British Virgin Islands (“BVI”) company limited by shares, and its consolidated subsidiaries.

 INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or free-writing prospectus used in connection with the offering described herein, and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Forward-looking statements in this prospectus or any prospectus supplement and the documents incorporated by reference herein and therein include, but are not limited to, statements with respect to:

•

uncertainties regarding the governmental, economic and political circumstances in the People’s Republic of China (the “PRC”);

•

uncertainties associated with metal price volatility;

•

uncertainties concerning the viability of mining and estimates of reserves at the Company’s Moruogu Tong Mine in Inner Mongolia;

•

uncertainties regarding our ability to extract reserves located at the Moruogu Tong Mine in an economically feasible manner;

•

uncertainties related to our ability to fund operations;

•

uncertainties regarding the impact of the novel coronavirus 2019 (“COVID-19”) pandemic on domestic PRC and global economic conditions, demand for the mineral reserves that we may locate or extract, or for the copper or that we trade, our workforce, whether due to illness or restrictions on movement, and on the price of our Common Shares;

•

uncertainties related to possible future increases in operating expenses;

•

uncertainties related to the Company’s ability to identify potential partners or acquisition targets as it considers strategic alternatives, including in the healthcare sector;

•

the potential lack of appetite for the Company’s current holdings as consideration for a transaction;

•

possible downturns in the PRC healthcare sector or other sectors that the Company may invest in;

•

the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules;

•

uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and

•

other factors discussed under “Risk Factors” in this prospectus, under “Item 3.D. – Key Information – Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on June 12, 2020, as amended by the Form 20-F/A, as filed with the SEC on June 15, 2020 (our “2019 Form 20-F”) and in our reports on Form 6-K incorporated herein by reference.

You should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. Moreover, you should consider these cautionary statements in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus or any prospectus supplement, or incorporated by reference herein or therein, might not occur, and are not guarantees of future performance.

OUR BUSINESS

China Natural Resources, Inc. was incorporated in the BVI on December 14, 1993, and is a company limited by shares organized under the BVI Business Companies Act.

We are currently exploring for lead, silver and other metals in the Inner Mongolia Autonomous Region of the PRC. Our operating subsidiary, Bayannaoer City Feishang Mining Company Limited (“Bayannaoer Mining”) holds an exploration permit issued by the Land and Resources Department of Inner Mongolia Autonomous Region covering the Moruogu Tong Mine, located in Wulatehouqi, Bayannaoer City, Inner Mongolia. The exploration permit evidences Bayannaoer Mining’s right to explore for minerals at the Moruogu Tong Mine. Initial results of the exploration program indicate the presence of lead and silver, with the prospect that further surveying and exploration may indicate the presence of other ores such as copper. As our exploratory activities have yet to develop into revenue-generating mining operations, our sole revenues from continuing operations over the past three years have been the revenues we enjoy as a result of our copper ore trading activities, which began in 2019.

On August 17, 2020, the Company entered into a Sale and Purchase Agreement with Feishang Group Limited (“Feishang Group”), pursuant to which the Company issued 9,077,166 Common Shares to Feishang Group in exchange for 120,000,000 shares of Feishang Anthracite Resources Limited (“FARL”), a company that is traded on the main board of the Hong Kong Stock Exchange under ticker 1738, with an approximate aggregate value of HK$87,522,000 (determined at a price of HK$1.006 per share, representing the average closing price of FARL on the five trading days before August 17, 2020, adjusted for a 27.5% discount based on an independent valuation report) (such transaction, the “FARL Transaction”). Feishang Group is the largest stockholder in the Company, and is wholly owned by Mr. Li Feilie, who also beneficially owns 53.53% of the outstanding equity of FARL.

On October 16, 2020, we announced that in addition to our current mining segment, we would explore potential investments, among others, in the healthcare sector of the PRC. We intend to explore the opportunities presented by the healthcare sector in the PRC, and to diversify our operations as we move into our next phase of growth. Driven by an aging population, increasing disposable income, and rising health awareness and life expectancy, we believe that the PRC has become a major healthcare market with sizable and steadily increasing healthcare expenditures, and that the relatively early stage of development and huge market potential provides fertile ground for our new expansion strategy. On October 22, 2020, we appointed Zou Yu as Vice President of the Company. From March 2015 to September 2020, Mr. Zou served as the general manager of the investment management center of Feishang Enterprise Group Company Limited, where he was responsible for mergers and acquisitions in the healthcare sector involving projects aggregating approximately ¥800 million. From May 2011 to May 2014, he served as assistant to the chairman and the head of the business development department of Shanghai American-Sino Medical Group, where he was in charge of the investment in and operation of premier private hospitals. Mr. Zou has also worked with several private equity funds. Mr. Zou has more than 10 years of experience working and investing in the healthcare sector, and has participated in projects involving acquisitions, mergers and divestments with an aggregate value exceeding three billion Chinese Yuan. Mr. Zou graduated from Sun Yat-Sen University in June 2007, with a Master of Business Administration degree. He also holds a Bachelor’s degree in Economics from the Tianjin University of Commerce. We anticipate that Mr. Zou’s expertise will help us identify potential opportunities in the healthcare sector, among others.

Principal Executive Office

Our principal executive office is located at Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. Our telephone number at this address is +852-2810-7205. Our principal website is www.chnr.net. Information contained on our website is not part of this prospectus.

THE OFFERING

Common Shares issued and outstanding as of February 9, 2021	37,948,082 Common Shares.

Common Shares offered by the Selling Shareholders	Up to 1,980,000 Common Shares underlying the Warrants (1,584,000 Common Shares underlying the Unregistered Investor Warrants and 396,000 Common Shares underlying the Placement Agent Warrant).

Common Shares to be outstanding immediately after this offering	39,928,082 Common Shares, assuming the exercise of all of the Warrants for cash and without adjustment.

Terms of the offering

The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the Common Shares offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Common Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Use of proceeds

The Selling Shareholders will receive all of the proceeds from the sale of any Common Shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share which may result in gross proceeds of up to an aggregate of $4,653,000. Any proceeds that we receive from the exercise of the Warrants will be used for general corporate purposes. See “Use of Proceeds” in this prospectus.

Listing

Our Common Shares are listed on Nasdaq under the symbol “CHNR.” There is no established trading market for the Warrants and we do not intend to list the Warrants on any exchange or other trading system.

Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 5, and in our 2019 Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein and therein, including our 2019 Form 20-F. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Common Shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

RISKS RELATED TO THIS OFFERING

You may experience dilution to the extent that our Common Shares are issued upon the exercise of outstanding warrants or other securities that we may issue in the future.

You may experience dilution to the extent that our Common Shares are issued upon the exercise of our outstanding warrants, and if we issue additional equity securities, or there are any issuances and subsequent exercises of stock options issued in the future. Up to 1,980,000 Common Shares may be issued with the exercise of warrants at a per share exercise price of $2.35 issued to the investors and the placement agent in a private placement (the “January 2021 Private Placement”) in connection with a registered offering of 3,960,000 Common Shares to the same investors at a price of $1.85 per Common Share (the “January 2021 Registered Offering”) in January 2021. These warrants also bear anti-dilution protections in the event of stock dividends or splits, business combination, sale of assets, similar recapitalization transactions, or other similar transactions.

A large number of Common Shares may be sold in the market following this offering, which may depress the market price of our Common Shares.

The Common Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our Common Shares may be sold in the public market following this offering. If there are significantly more Common Shares offered for sale than buyers are willing to purchase, then the market price of our Common Shares may decline to a market price at which buyers are willing to purchase the offered Common Shares and sellers remain willing to sell our Common Shares.

Because we became an inadvertent investment company when we acquired shares of FARL on August 17, 2020, we have until August 17, 2021 to cease being an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or we will have to comply with the provisions of the Investment Company Act.

We are not engaged in the business of investing, reinvesting or trading in securities, and we do not hold ourselves out as being engaged in those activities. Under the Investment Company Act, however, a company may be deemed an investment company under section 3(a)(1)(C) of the Investment Company Act if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. As a result of the FARL Transaction, we inadvertently become an investment company, since the FARL stock we hold exceeds 40% of our total assets, exclusive of cash.

An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Pursuant to Rule 3a-2 under the Investment Company Act, the Company has until August 17, 2021 to cease being an investment company.

Classification as an investment company under the Investment Company Act requires registration with the SEC. Foreign private issuers such as ourselves are generally unable to comply with the registration and reporting requirements of the Investment Company Act. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in our incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to conduct our operations.

JANUARY 2021 PLACEMENTS

On January 22, 2021,we issued and sold Unregistered Investor Warrants to purchase up to an aggregate of 1,584,000 Common Shares at an exercise price equal to $2.35 per share in a private placement. We also issued to Jian Ke, the president of FT Global, the Placement Agent Warrant to purchase up to an aggregate of 396,000 Common Shares at an exercise price equal to $2.35 per share, also in a private placement. Concurrently with the private placements, we issued 3,960,000 Common Shares in a registered offering.

In accordance with the Securities Purchase Agreement relating to the offerings, we are required within 25 calendar days of January 20, 2021 to file a registration statement providing for the resale of the Common Shares underlying the Unregistered Investor Warrants. We are complying this requirement by filing this registration statement. We are also required to use commercially reasonable efforts to cause such registration to become effective within 181 days following January 22, 2021 and to keep such registration statement effective at all times until no investor owns any Unregistered Investor Warrants or Common Shares underlying the Unregistered Investor Warrants.

You should review copies of each of the Placement Agency Agreement, Securities Purchase Agreement, form of the Unregistered Investor Warrant and form of the Placement Agent Warrant, which were included as exhibits to the Current Reports on Form 6-K that we furnished with the SEC on January 20, 2021, for a complete description of the terms and conditions of such agreements and documents, the January 2021 Registered Offering, this offering and all related transaction agreements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Common Shares underlying the Warrants by the Selling Shareholders pursuant to this prospectus. We may receive up to $4,653,000 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of such Common Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of such Common Shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and financial assets at fair value through profit or loss and capitalization as of June 30, 2020;

•

on an actual basis; and

•

on an as adjusted basis to reflect the FARL Transaction, and the receipt of estimated net proceeds from the January 2021 Registered Offering, after deducting placement agent fees and estimated offering expenses payable by us, and without adjustment for the issuance of the warrants in the January 2021 Private Placement, or without allocating a portion of net proceeds for the potential recognition of warrant liability, based on fair value, upon the issuance of warrants in the January 2021 Private Placement.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or dividends between June 30, 2020 and February 9, 2021. The table below does not reflect the issuance of, cash that may be received upon exercise of, or shares that may be issued upon exercise of, the Unregistered Investor Warrants or the Placement Agent Warrant.

You should read this information together with our financial statements and the notes to those statements incorporated by reference into this prospectus.

June 30, 2020 (unaudited and unreviewed) (in thousands, except share data)	Actual	As Adjusted	Actual	As Adjusted
Cash, cash equivalents and financial assets at fair value through profit or loss	¥3,013	¥157,415	$426	$22,280
Debt:
Current Liabilities
Due to related companies	5,946	5,946	842	842
Due to our majority shareholder	7,738	7,738	1,095	1,095
Total Debt	13,684	13,684	1,937	1,937

(Deficiency in assets) / Equity:
Preferred shares, no par value per share, 10,000,000 shares authorized; 0 shares issued and outstanding actual and as adjusted	—	—	—	—
Common shares, no par value per share, 200,000,000 shares authorized; 24,910,916 shares issued and outstanding, actual, and 37,948,082 shares issued and outstanding, as adjusted	312,081	436,803	44,170	61,823
Other capital reserves	692,518	717,240	98,014	101,512
Accumulated losses	(1,025,543)	(1,025,730)	(145,148)	(145,175)
Other comprehensive losses	(4,029)	(4,029)	(569)	(569)
Total (deficiency in assets)/equity	(24,973)	124,284	(3,533)	17,591
Total capitalization	¥(24,973)	¥124,284	$(3,533)	$17,591

For the convenience of the reader, amounts in Renminbi (“¥”) have been translated into United States dollars at the applicable rate of $1.00 = ¥7.0655 as quoted by www.ofx.com as of June 30, 2020. No representation is made that the Renminbi amounts could have been, or could be, converted into dollars at that rate, or at all.

DESCRIPTION OF SHARE CAPITAL

General

We are currently authorized to issue up to 210,000,000 shares consisting of (a) 200,000,000 Common Shares, without par value, and (b) 10,000,000 preferred shares, without par value. As of the date of this prospectus, there were 37,948,082 Common Shares issued and outstanding, and no preferred shares issued or outstanding.

Common Shares

Subject to the dividend rights of preferred security holders, holders of Common Shares participate in dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of our outstanding preferred shares, if any, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our Common Shares.

Each Common Share has one vote. Holders of our shares do not have cumulative voting rights. This means that the holders of a majority of the votes which are cast at any shareholders meeting can pass a resolution of members, including a resolution to appoint directors. In that event, the holders of the remaining shares will not be able to appoint any directors. Our Amended and Restated Memorandum and Articles of Association (our “Articles”) provide that, except in limited circumstances, shareholders (also referred to as “members”) entitled to exercise at least 50% of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon, and the same proportion of the votes of the remaining shares entitled to vote thereon, constitutes a quorum to transact business at a meeting of members. Our Common Shares have no preemptive, subscription or conversion rights.

Shares may be issued on the terms that they are redeemable or, at the option of the Company, liable to be redeemed, on such terms and in such manner as the directors before or at the time of the issue of such shares may determine. The Company may purchase, redeem or acquire its own shares for such consideration as may be determined by the directors, subject to the written consent of all the members whose shares are to be purchased, redeemed or otherwise acquired, and such shares may, at the direction of the directors, be cancelled or held as treasury shares; provided, however, that the Company may not purchase, redeem or acquire its shares unless, immediately following the purchase, redemption or acquisition (a) the value of the Company’s assets exceeds its liabilities and (b) the Company is able to pay its debts as they become due.

Preferred Shares

Our Articles provide that preferred shares shall carry such designations, powers, preferences and rights, qualifications, limitations and restrictions as shall be fixed by our board of directors at the time of issuing the relevant preferred shares or class or series of preferred shares, as the case may be. In the event that our board of directors so designates preferred shares for issuance, we may issue any such preferred shares that are properly authorized in transactions covered by this prospectus.

Warrants

As of the date of this prospectus, there are outstanding Warrants to purchase up to 1,980,000 Common Shares of the Company.

The Warrants have an exercise price of $2.35 per Common Share. The Unregistered Investor Warrants became exercisable on January 22, 2021 and will expire on January 22, 2024. The Placement Agent Warrant has the same terms as the Unregistered Investor Warrants, except that the Placement Agent Warrant will become exercisable on July 22, 2021 and expire on July 22, 2024. The exercise price and number of Common Shares issuable upon exercise of the Warrants is subject to appropriate adjustment upon the occurrence of certain events, including, but not limited to, stock dividends or splits, business combination, sale of assets, similar recapitalization transactions or other similar transactions. In addition, the exercise price of the Warrants, excluding the Placement Agent Warrant, is subject to an adjustment in the event that we issue Common Shares for less than the applicable exercise price of the Warrant. Holders of the Warrants are eligible to participate in distributions to holders of the Common Shares to the same extent as if they had exercised their Warrants prior to such distribution.

Holders of the Warrants may exercise their Warrants to purchase Common Shares on or before the expiration date of such Warrants by delivering an exercise notice, appropriately completed and duly signed. Following each exercise of the Warrants, the holder is required to pay the exercise price for the number of Common Shares for which the Warrant is being exercised in cash. A holder of the Warrants also will have the right to exercise its Warrants on a cashless basis if a registration statement or prospectus contained therein is not available for the resale of the Common Shares issuable upon exercise thereof. Warrants may be exercised, in whole or in part, and any portion of a Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver Common Shares issuable upon exercise of a Warrant.

Upon the holder’s exercise of a Warrant, we will issue the Common Shares issuable upon exercise of the Warrant within two trading days of our receipt of notice of exercise, subject to receipt of payment of the aggregate exercise price therefor.

The Common Shares issuable on exercise of the Warrants are duly and validly authorized and will be, when issued, delivered and paid for in accordance with the Warrants, validly issued and fully paid and non-assessable.

If, at any time a Warrant is outstanding, we consummate any fundamental transaction, as described in the Warrants and generally including any consolidation or merger into another corporation, or the sale of all or substantially all of our assets, or other transaction in which our Common Shares are converted into or exchanged for other securities or other consideration, the holder of any Warrants will thereafter receive, the securities or other consideration to which a holder of the number of Common Shares then deliverable upon the exercise or exchange of such Warrants would have been entitled upon such consolidation or merger or other transaction. Additionally, in the event of a fundamental transaction, each Warrant holder will have the right to require us, or our successor, to repurchase the Warrants for an amount equal to the Black-Scholes value of the remaining unexercised portion of the Warrant on the terms set forth in the Warrant.

The exercisability of the Warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined pursuant to Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder) more than 4.99% or 9.99% of our Common Shares, at the election of the holder.

Transfer Agent

The transfer agent for our Common Shares is Pacific Stock Transfer Company, located at 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119.

SELLING SHAREHOLDERS

The 1,980,000 Common Shares being offered by the Selling Shareholders include (i) the 1,584,000 Common Shares issuable upon exercise of all of the Unregistered Investor Warrants and (ii) the 396,000 Common Shares issuable upon the exercise of the Placement Agent Warrant. For additional information regarding the issuance of these securities, see “January 2021 Placements” herein. We are registering the 1,980,000 Common Shares in order to permit the Selling Shareholders to offer such shares for resale from time to time. Except for the ownership of the Warrants or the transactions contemplated by the Securities Purchase Agreement or Placement Agency Agreement, none of the Selling Shareholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Common Shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Common Shares being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the 1,980,000 Common Shares does not necessarily mean that the Selling Shareholders will sell all or any of such Common Shares, but the number of Common Shares and percentages set forth in the final two columns below assume that all Common Shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Shareholders as of February 9, 2021.

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to Common Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Common Shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, Common Shares subject to warrants held by that Selling Shareholder that are exercisable for Common Shares within 60 days after February 9, 2021, are deemed outstanding. Such Common Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

This prospectus covers the resale of up to an aggregate of 1,980,000 Common Shares that may be sold or otherwise disposed of by the Selling Shareholders. These Common Shares are issuable to the Selling Shareholders upon the exercise of the Unregistered Investor Warrants and the Placement Agent Warrant. The Unregistered Investor Warrants are currently exercisable at an exercise price of $2.35 per share and expire on January 22, 2024. The Placement Agent Warrant is exercisable beginning on July 22, 2021 at an exercise price of $2.35, and expire on July 22, 2024. See “January 2021 Placements” and “Description of Share Capital – Warrants” herein for further details relating to the Common Shares underlying the Warrants and the Warrants.

Selling Shareholder	Total Number of Common Shares Owned Prior to This Offering(1)	Total Number of Common Shares Underlying the Warrants and Offered Hereby(2)	Number of Common Shares Owned Following This Offering(3)	Percentage of Outstanding Common Shares Owned Following This Offering(3)
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(4)	528,000	528,000	0	*	%
Empery Asset Master, LTD(5)	325,061	325,061	0	*	%
Empery Tax Efficient, LP(5)	71,276	71,276	0	*	%
Empery Tax Efficient III, LP(5)	131,663	131,663	0	*	%
Intracoastal Capital, LLC(6)	528,000	528,000	0	*	%
Jian Ke(7)	0	396,000	0	*	%
TOTAL	1,584,000	1,980,000	0	*	%

———————

* Indicates less than 1%.

(1)

The terms of the Warrants held by the Selling Shareholders include a blocker provision that restricts exercise to the extent the securities beneficially owned by the Selling Shareholders and their affiliates would represent beneficial ownership in excess of 4.99% of our Common Shares outstanding immediately after giving effect to such exercise, subject to the holder’s option upon notice to us to increase or decrease this beneficial ownership limitation; provided that any increase of such beneficial limitation percentage shall only be effective upon 61 days’ prior notice to us and such increased beneficial ownership percentage shall not exceed 9.99% of our Common Shares (such limitation, a “Beneficial Ownership Limitation”). None of the Selling Shareholders would currently reach the threshold for a Beneficial Ownership Limitation, even if they exercised all of the Common Shares underlying their Warrants. As a result, the number of Common Shares reflected in this column as beneficially owned by each Selling Shareholder includes the number of Common Shares subject to the Warrants exercisable for the Common Shares offered hereby which such Selling Shareholder has the right to acquire as of February 9, 2021 or within 60 days thereafter.

(2)	Represents the total number of Common Shares underlying the Warrants owned by each of the Selling Shareholders, assuming full exercise of the Warrants offered hereby.

(3)

The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 37,948,082 Common Shares issued and outstanding as the date of this prospectus and assumes full exercise of the Warrants that are exercisable by each Selling Shareholder with respect to such Selling Shareholder and the sale of all of the Common Shares underlying such Warrants.

(4)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”), has discretionary authority to vote and dispose of the shares held by Alto and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto. Alto and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(5)

Empery Asset Management, LP, the authorized agent of Empery Asset Master, LTD, Empery Tax Efficient, LP, and Empery Tax Efficient III, LP (collectively, the “Empery Investors”), has discretionary authority to vote and dispose of the securities held by the Empery Investors and may be deemed to be the beneficial owner of these securities. Martin Hoe and Ryan Lane, in their capacity of investment managers of Empery Asset Management, LP, may also be deemed to have investment discretion and voting power over the securities held by the Empery Investors. Each of the Empery Investors, Mr. Hoe and Mr. Lane each disclaims beneficial ownership of these securities. The address of the principal business office of Empery Asset Management, LP is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(6)

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of the principal business office of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(7)

The address of the principal business office of Jian Ke is 5 Concourse Parkway, Suite 3000, Atlanta, GA 30328. Mr. Ke is the president of FT Global Capital, Inc., and holder of the Placement Agent Warrant, which will not become exercisable until July 22, 2021. Accordingly, as the Placement Agent Warrant is not exercisable within 60 days, Mr. Ke does not currently have beneficial ownership over the Common Shares offered by him in this offering.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders, which, as used herein, includes donees, pledgees, transferees, or other successors-in-interest selling Common Shares or interests in Common Shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution, or other non-sale related transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their Common Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Common Shares owned by such shareholder and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee, or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders may use any one or more of the following methods when disposing of their shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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short sales effected after the effective date of the registration statement of which this prospectus forms a part;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

In connection with the sale of Common Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended to reflect such transaction).

If the Common Shares are sold through broker dealers, the Selling Shareholders will be responsible for discounts or commissions or agent’s commissions. The aggregate proceeds to the Selling Shareholders from the sale of the Common Shares offered by them will be the purchase price of the Common Shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the Common Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of our Common Shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. If a Selling Shareholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

To the extent required, the Common Shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers, or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth, if appropriate, in a post-effective amendment to the registration statement that includes this prospectus.

The Selling Shareholders and any other person participating in a distribution of the Common Shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the Common Shares by the Selling Shareholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares.

LEGAL MATTERS

Certain legal matters with respect to BVI law will be passed upon for us by our BVI counsel, Maples and Calder (Hong Kong) LLP.

EXPERTS

The consolidated financial statements of China Natural Resources, Inc. appearing in China Natural Resources, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2019 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Information that we submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously submitted information. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded.

We incorporate herein by reference the documents listed below that we have furnished to the SEC:

•

our 2019 Form 20-F;

•

our reports on Form 6-K furnished to the SEC on July 16, 2020, August 17, 2020, September 3, 2020, September 11, 2020, October 5, 2020, October 16, 2020, October 22, 2020, and January 20, 2021;

•

the description of our Common Shares set forth in our Registration Statement on Form 8-A as filed with the SEC on May 5, 1995, including any amendments thereto or reports filed for the purpose of updating such description;

•

any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•

any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

To obtain copies of documents incorporated by reference herein or in the accompanying prospectus, see “Where You Can Find More Information.” In addition, upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus. You may make such a request by writing us at Room 2205, 22/F, West Tower, Shun Tak Center, 168-200 Connaught Road Central, Sheung Wan, Hong Kong or telephoning us at 011-852-2810-7205.

WHERE YOU CAN FIND MORE INFORMATION

We file or furnish annual reports, current reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of that site is www.sec.gov.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement or incorporated by reference herein is qualified in its entirety by reference to that document.

We make available, free of charge, on or through our web site, copies of our annual reports on Form 20-F, our current reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at www.chnr.net. The information on this website is not and should not be considered part of this prospectus or any prospectus supplement, and is not incorporated by reference herein or therein, other than that information specifically incorporated by reference above.

We are a “foreign private issuer” within the meaning of Rule 3b-4 under the Exchange Act. Foreign private issuers are not required to provide all of the disclosure required to be included in reports filed under the Exchange Act by companies that are not foreign private issuers. In addition, as a result of an exemption from Nasdaq rules applicable to foreign private issuers, among other things (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, (iii) we are not subject to Regulation FD promulgated by the SEC, (iv) our related party transactions are not negotiated at arms-length and may not receive the type of independent review process that other Nasdaq-listed companies receive, and (v) we have adopted International Financial Reporting Standards accounting principles, which are different from accounting principles under U.S. generally accepted accounting principles.

ENFORCEABILITY OF CIVIL LIABILITIES

Enforceability of Civil Liabilities

We are incorporated in the BVI to take advantage of certain benefits associated with being an exempted BVI company, such as:

•

political and economic stability;

•

an effective judicial system;

•

a favorable tax system;

•

the absence of exchange control or currency restrictions; and

•

the availability of professional and support services.

However, certain disadvantages accompany incorporation in the BVI. These disadvantages include:

•

the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•

BVI companies do not have standing to sue before the federal courts of the United States.

Our Articles provide that any differences between us and our shareholders or their executors, administrators or assigns relating to the intent, construction, incidences or consequences of our Articles or the BVI Business Companies Act (as amended), including any breach or alleged breach of our Articles or the BVI Business Companies Act (as amended), or relating to our affairs, shall be resolved by arbitration before two arbitrators (unless the parties agree to arbitrate before one arbitrator), who shall jointly appoint an umpire.

Service of process upon us and upon our directors, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities and the Exchange Act in original actions instituted in the PRC. PRC courts may refuse to hear a claim based on a violation of U.S. securities laws because a PRC court is not the most appropriate forum to bring such a claim. In addition, even if a PRC court agrees to hear a claim, it may determine that PRC law, and not U.S. law, is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law may have to be proved in court as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by PRC law. There is little binding case law in PRC addressing the matters described above. Many of the same doubts apply to similar suits that may be brought in the BVI, and as to the enforceability of any judgment rendered by a court in the BVI. Moreover, we have no assets in the BVI that may be used to satisfy a judgment rendered by a court located there.